UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 13, 2022

FS Credit Real Estate Income Trust, Inc.

(Exact name of Registrant as specified in its charter)

Maryland	000-56163	81-4446064
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Rouse Boulevard Philadelphia, Pennsylvania	19112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

Master Repurchase and Securities Contract Agreement

On October 13, 2022, FS CREIT Finance MS-1 LLC (“MS-1”), an indirect wholly owned special-purpose financing subsidiary of FS Credit Real Estate Income Trust, Inc. (“FS CREIT”), entered into a Master Repurchase and Securities Contract Agreement (the “Repurchase Agreement,” and together with the related transaction documents, the “Facility”), as seller, with Morgan Stanley Mortgage Capital Holdings LLC (the “Agent”), as administrative agent for the buyers, and Morgan Stanley Bank, N.A., as a buyer, together with such other financial institutions from time to time party thereto as buyers (the “Buyers”), to finance the acquisition and origination of (i) whole, performing commercial mortgage loans and senior mortgage notes secured by a first lien on office, retail, industrial, hospitality, multifamily, self-storage or mixed-use property (such property, “Eligible Property”), (ii) pari passu participation interests in such performing mortgage loans, and (iii) performing mezzanine loans secured by pledges of 100% of the capital stock of the mortgagor under a related mortgage loan secured by a first lien on Eligible Property (collectively, “Eligible Assets”).

The Facility is uncommitted, so the Buyers have no obligation to enter into any transaction under the Facility to finance Eligible Assets. The initial maximum amount of financing available under the Facility is $150 million. MS-1 may elect to increase the maximum amount of financing available to $250 million so long as, subject to other customary conditions, no default or event of default has occurred or is continuing under the Facility.

The initial availability period of the Facility (during which financing under the Facility may be used for acquisition and origination of new assets) is three years. MS-1 may extend the availability period for a one-year term extension, so long as certain conditions are met.

In connection with the Repurchase Agreement, FS CREIT entered into a Guaranty (the “Guaranty”) pursuant to which FS CREIT guarantees 25% of MS-1’s obligations under the Repurchase Agreement, subject to limitations specified therein. The Guarantee may become full recourse to FS CREIT upon the occurrence of certain events, including willful bad acts by FS CREIT or MS-1.

The Repurchase Agreement and Guaranty contain representations, warranties, covenants, events of default and indemnities that are customary for agreements of their type. In addition, FS CREIT is required (i) to maintain its adjusted tangible net worth at an amount not less than 75% of the net cash proceeds of any equity issuance by FS CREIT minus 75% of the amounts expended for equity redemptions or repurchases by FS CREIT; (ii) to maintain an EBITDA to interest expense ratio not less than 1.50 to 1.00; (iii) to maintain a total indebtedness to tangible net worth ratio of less than 3.00 to 1.00; and (iv) to maintain minimum liquidity not less than the greater of (x) $15,000,000 and (y) 5% of the amount outstanding under the Facility.

Each transaction under the Facility to finance Eligible Assets will have its own specific terms, such as identification of the assets subject to the transaction, sale price, repurchase price and rate. In addition, any term of the Facility or the Guaranty may be amended in connection with any transaction.

The material terms of the agreements described above are qualified in their entirety by the agreement attached as Exhibits 2.1 and 2.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Exhibits.

Exhibit No.	Description

2.1	Master Repurchase and Securities Contract Agreement dated as of October 13, 2022 between FS CREIT Finance MS-1 LLC, Morgan Stanley Mortgage Capital Holdings LLC and Morgan Stanley Bank, N.A..

2.2	Guaranty dated as of October 13, 2022 made by FS Credit Real Estate Income Trust, Inc. in favor of Morgan Stanley Mortgage Capital Holdings LLC.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS Credit Real Estate Income Trust, Inc.

Date: October 18, 2022	By:	/s/ Stephen S. Sypherd
Stephen S. Sypherd
Vice President, Treasurer & Secretary